EXHIBIT 99.11
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AT THE TRUST
Robert G. Higgins                          Investor Relations
First Vice President, General Counsel      L.G. Schafran - Chairman and
                                           Interim CEO/President
312-683-5539                               312-683-5525
bhiggins@banyanreit.com



FOR IMMEDIATE RELEASE
THURSDAY, MAY 3, 2001



              BANYAN PURCHASER DEPOSITS ADDITIONAL EARNEST MONEY;
                 PARTIES DISCUSS PARTIAL FINANCING ARRANGEMENT



CHICAGO - MAY 3, 2001 - BANYAN STRATEGIC REALTY TRUST (Nasdaq: BSRTS) announced today that Denholtz Management Corp, the contract purchaser of substantially all of Banyan's assets, earlier this week deposited an additional $750,000.00 in escrow as required by the parties' contract. This deposit increases the total of non-refundable earnest money to $2.25 million. The initial closing remains scheduled for May 11, 2001, at which Banyan expects to receive $185.5 million in gross consideration.

Banyan also announced that, at Denholtz's request, Banyan is considering providing purchase money financing in the amount of $4.8 million, on terms still to be negotiated, for Banyan's Avalon Center property in Norcross, Georgia. Banyan noted that this property was principally occupied by four tenants in the high technology industry, each of whom has recently experienced financial difficulties, resulting in a significant loss of cash flow at the property.

Banyan stated that if the purchase money financing is provided, there will be a corresponding reduction in net cash proceeds received at the closing, thus reducing the Trust's previous estimate of the amount of the first liquidating distribution from approximately $5.00 per share to a range of approximately $4.60 to approximately $4.80 per share.

Banyan noted that it has not altered its ultimate strategy of liquidation, and currently intends to complete its business and wind up its affairs within approximately twelve months of the Denholtz closing. A final distribution to shareholders will occur at the end of the liquidation period, with the potential for other periodic distributions being made when and if possible. Banyan currently believes that the total amount to be distributed to shareholders will be approximately $6.00 per share.

In another matter, Banyan announced that the lawsuit filed against three of Banyan's trustees and two of its major shareholders by suspended Banyan President Leonard Levine, seeking unspecified damages for a variety of business-related torts, was voluntarily dismissed by Mr. Levine, prior to a hearing on the Trustees' and shareholders' motion to dismiss.

Banyan Strategic Realty Trust is an equity Real Estate Investment Trust
(REIT) that owns primarily office and flex/industrial properties. The properties are located in certain major metropolitan areas of the Midwest and Southeastern United States, including Atlanta, Georgia and Chicago, Illinois, and smaller markets such as Huntsville, Alabama; Louisville, Kentucky; Memphis, Tennessee; and Orlando, Florida. The Trust's current portfolio consists of properties totaling 3.5 million rentable square feet.

As of this date the Trust has 15,487,808 shares of beneficial interest outstanding.

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Except for the historical information contained herein, certain matters discussed in this release are forward-looking statements, the achievement of which involve risks and uncertainties such as the closing of the Denholtz transaction and other risks and uncertainties that are detailed from time to time in our reports filed with the Securities and Exchange Commission, including the report on Form 10-K for the year ended December 31, 2000, and in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section which will be included in our Form 10-Q for the quarter ended March 31, 2001 which will be filed with the Securities and Exchange Commission by May 15, 2001. Without limitation the foregoing, words such as "anticipates", "expects", "intends", "plans", and similar expressions are intended to identify forward-looking statements.





              See Banyan's Website at http://www.banyanreit.com.


                   For further information regarding Banyan free of charge via fax, dial 1-800-PRO-INFO and enter BSRTS.


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